Exhibit 99.2

June 15, 2009

Ed Noonan

Validus Holdings, Ltd.

19 Par-La-Ville Road

Hamilton, HM 11

Bermuda

Dear Mr. Noonan:

As you know the Board of Directors of IPC Holdings, Ltd. has been involved in a process to evaluate the options available to IPC to maximize shareholder value. As part of this process, the Board will now determine whether a sale of the company, including a sale to Validus, can achieve that goal.

The purpose of this letter is to outline important criteria which need to be met if the Board is to recommend the sale of IPC to Validus in a negotiated transaction. These criteria are as follows:

Value. IPC’s unaudited book value per share as of May 31, 2009 is approximately $35 per share, based on the estimated number of diluted shares outstanding on that date. Validus’s current offer implies a value of $29.28 as of June 12, 2009, which represents a significant discount of 16% to our May 31 book value. We note that Validus’s market price has materially declined by 9% since you made your initial offer to IPC. Given that IPC shareholders would receive most of the consideration in Validus stock, we need to ensure that the delivered value at closing is protected.

Certainty. With the advent of the hurricane season, we consider it important for IPC and its shareholders that any negotiated sale of IPC not be conditioned upon the absence of catastrophe losses. We consider that any transaction entered into between IPC and Validus should unequivocally commit Validus to purchase IPC regardless of any catastrophe losses or other material adverse change occurring on or after the earlier of the signing of a definitive agreement or June 26, 2009 (the latter being the date on which your exchange offer expires).

Satisfactory Results from Due Diligence. Since the consideration offered to IPC’s shareholders is largely your common stock, we will need to conduct due diligence on Validus, which we will accomplish as quickly as possible. We would note that we have already made progress by entering into a confidentiality agreement with you, providing our initial diligence request to you, retaining due diligence advisors to assist IPC in the due diligence process and beginning work.

Most Expeditious Form of Transaction. You have proposed to IPC and its shareholders three forms by which IPC might be acquired by Validus – a contractual amalgamation, an exchange offer or a scheme of arrangement. In discussions that occurred over the weekend between our advisors, we asked for your views as to which mechanism could be accomplished most expeditiously with our cooperation. You made clear to our advisors that an amalgamation agreement is your preferred option. Accordingly, our focus will be on this structure.

Provision for Break-Up Fee. As you are aware, our amalgamation agreement with Max requires us to pay Max $50 million upon entering into a transaction with you (but not with another party), irrespective of whether the transaction eventually closes. We would expect Validus to cover that expense upon the fee becoming due.

Flexibility to Perform a Market Check. As we have not previously conducted a sale process, we require any definitive agreement to give IPC the right to perform a market check between signing and closing. If we can reach satisfactory agreement on the various criteria outlined in this letter, including value, we would be willing to negotiate with Validus.

We will work with you to see whether we can reach an acceptable transaction for our shareholders.

Sincerely,

Kenneth L. Hammond
Chairman of the Board of Directors
IPC Holdings, Ltd.